Exhibit 10.1
                                                     ------------


              FORM OF RESTRICTED STOCK AGREEMENT


AGREEMENT made as of July 13, 1999 between ______________ ("Recipient") and UAL Corporation (together with its wholly owned subsidiary, United Air Lines, Inc., the "Company"). For purposes of this Agreement, the term "Shares" shall mean 25,000 shares of Common Stock, $0.01 par value ("Common Stock"), of the Company.

WHEREAS, Recipient has been awarded the Shares in accordance with and subject to the terms of this Agreement.


NOW THEREFORE IT IS AGREED:

     1 . Promptly after the execution of this Agreement by Recipient, the Company shall cause Harris Trust and Savings Bank of Chicago, the transfer agent for the Common Stock (together with its successors and assigns, the "Transfer Agent"), to make a book entry record showing ownership for the Shares in the name of the Recipient subject to the terms and conditions of this Agreement.

          The Shares shall be issued from Common Stock reserved for issuance pursuant to the 1998 Restricted Stock Plan
          ("Restricted Stock Plan") as grants under such plan
          ("Plan Shares").

     2. During the Restricted Period (as herein defined) for the Shares, Recipient shall not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of or encumber any of such Shares.

     3. Recipient represents that the Shares are being acquired for investment and that Recipient has no present intention to transfer, sell or otherwise dispose of the Shares, except in compliance with applicable securities laws, and the parties agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of this Agreement. These agreements shall bind and inure to the benefit of the parties' respective heirs, legal representatives, successors and assigns.

     4. No Shares shall be released from restrictions until the fifth anniversary date of this Agreement, subject to earlier release pursuant to Section 7 of the Restricted Stock Plan. A certificate for all Shares granted pursuant to this Agreement will be issued to Recipient following such date of release, or, at Recipient's election, may be transferred in book entry form to Recipient's brokerage account (subject to any adjustment made therein to withhold Shares to pay taxes as provided in Section 5 hereof). Any period during which Shares are subject to restriction hereunder is herein referred to as the "Restricted Period." Notwithstanding the foregoing, in the event of separation or termination of the Recipient's employment with the Company for any reason, including as a result of the Recipient's retirement, death or disability, all unreleased, restricted Shares shall be forfeited upon such separation or termination.

     5. The Company shall be required to withhold the amount of taxes required to satisfy any applicable federal, state and local tax withholding obligations arising from the lapse of restrictions on Shares. Recipient may elect to satisfy any such tax obligation in cash or by authorizing the Company to withhold from the Shares issued to Recipient as a result of the lapse of the restrictions on Shares, the number of whole shares of Common Stock required to satisfy such tax obligation, the number to be determined by the fair market value of the Shares on the date of the lapse of the restrictions on Shares. If Recipient elects to withhold shares of Common Stock to satisfy any such tax obligation, Recipient shall pay in cash any obligation which remains after the application of whole shares that is less than the value of a whole share.

     6. The Company hereby confirms that (i) in the event the outstanding shares of Common Stock of the Company shall be changed into an increased number of shares, through a stock dividend or a split-up of shares, or into a decreased number of shares, through a combination of shares, then immediately after the record date for such change, the number of Shares then subject to this Agreement shall be proportionately increased, in case of such stock dividend or split-up of shares, or proportionately decreased, in case of such combination of shares; and
          (ii) in the event that, as result of a reorganization, sale, merger, consolidation or similar occurrence, there shall be any other change in the shares of Common Stock of the Company, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, then equitable adjustments to the Shares then subject to this Agreement (including, but not limited to, changes in the number or kind of shares then subject to this Agreement) shall be made.

     7. Recipient understands that the Company will, and Recipient hereby authorizes the Company to, issue such instructions to the Transfer Agent as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement. This paragraph shall be deemed to constitute the stock power contemplated by the Restricted Stock Plan.



     8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and the heirs and personal representatives of the Recipient.

     9. This Agreement shall be governed by the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

     10. This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Company and the Recipient.



IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.



                                   UAL CORPORATION





                                   By:________________________________
___________________________        Name:  James E. Goodwin
Recipient                          Title: Chairman and Chief Executive
                                          Officer